Exhibit 99.1

FOR IMMEDIATE RELEASE

CommScope Completes Acquisition of Signal Vision, Inc.
Acquisition of Leading Supplier of RF Subscriber Products Will Expand
CommScope’s Broadband Portfolio

Hickory, NC—May 1, 2007—CommScope, Inc. (NYSE: CTV), a world leader in infrastructure solutions for communication networks, today announced it has completed the acquisition of Signal Vision, Inc. (SVI), a leading supplier of broadband RF (Radio Frequency) subscriber products.  Signal Vision’s product lines include passives, indoor amplifiers and addressable taps.  Signal Vision had revenues of less than $30 million in 2006.

“We are pleased to add the Signal Vision product line to CommScope’s Broadband portfolio,” said Jim Hughes, Executive Vice President, Broadband Sales and Marketing.  “Signal Vision has earned industry-wide respect for quality, service and technical leadership.  We look forward to building upon this legacy and expanding the reach of their products through CommScope’s worldwide channels.”

Neil Phillips, President of Signal Vision, Inc., commented, “After a successful 31-year history, we believe that it is advantageous for SVI to join with a strategic partner to accelerate the growth of our business.  CommScope represents the ideal fit for us given their global presence, similar core values and their reputation for quality and customer service within the broadband industry.”

About CommScope

CommScope is a world leader in infrastructure solutions for communication networks.  Through its SYSTIMAX® Solutions™ and Uniprise® Solutions brands, CommScope is the global leader in structured cabling systems for business enterprise applications. It is also the world’s largest manufacturer of coaxial cable for Hybrid Fiber Coaxial applications. Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with high-performance wired or wireless cabling solutions.

This press release includes forward-looking statements that are based on information currently available to management, management’s beliefs, as well as on a number of assumptions concerning future events. These forward-looking statements are identified by the use of certain terms and phrases, including but not limited to “intend,” “goal,” “estimate,” “expect,” “project,” “plans,” “anticipate”, “should,” “designed to,” “foreseeable future,” “believe,” “think,” “scheduled” and similar expressions.  Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, which could cause the actual results to differ materially from those currently expected. The potential risks and uncertainties that could cause actual results to differ materially include, but are not limited to, the challenges of integration associated with the acquisition; the challenges of achieving anticipated synergies; expected demand from Signal Vision’s customers and any statements of belief and any statements of assumptions underlying any of the foregoing.  For a more detailed description of the factors that could cause such a difference, please see CommScope’s filings with the Securities and Exchange Commission.  In providing forward-looking statements, the company does not intend, and is not undertaking any obligation or duty, to update these statements as a result of new information, future events or otherwise.

Visit CommScope at our Website—http://www.commscope.com

CONTACTS:
Phil Armstrong, Investor Relations
(828) 323-4848

#  #   #